Exhibit 99.1

ARES MANAGEMENT, L.P. REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

LOS ANGELES--Ares Management, L.P. (NYSE:ARES) today reported its financial results for its fourth quarter and year ended December 31, 2017.
“The fourth quarter of 2017 concluded a record year for Ares as we generated year over year management fee and fee related earnings growth of 13% and 26%, respectively.  We saw double digit growth in our assets under management and margin improvement from scale efficiencies in our business,” said Michael Arougheti, Chief Executive Officer of Ares.  “Our after-tax economic net income growth of 37% reflected strong fund investment performance across our primary investment strategies.  Going forward, we believe that Ares is well-positioned to capitalize on the industry growth for alternative investments and to continue to perform well for our investors.”

“This morning, we announced that we have changed our corporate tax status which we believe will simplify our structure, broaden our potential investor base, improve our liquidity and trading volume and provide a more attractive currency for strategic acquisitions,” said Michael McFerran, Chief Operating Officer and Chief Financial Officer of Ares. “In concurrence with this change, Ares will begin paying a steady, quarterly dividend for each calendar year based on the growth in our after-tax core fee related earnings.  This dividend policy should reduce the historical volatility of our distributions, and allow us to retain a greater portion of our earnings for growth and potential share repurchases.”

Common Distribution
Ares declared a distribution of $0.40 per common unit for the five months ended February 28, 2018, inclusive of $0.25 per common unit for the fourth quarter of 2017 and $0.15 per common unit for the first two months of the first quarter of 2018, payable on February 28, 2018 to common unitholders of record at the close of business on February 26, 2018. The distribution represents a portion of the estimated after tax distributable earnings generated for the five month period ended February 28, 2018.
Common Dividend
For March 2018, the first month that Ares is taxed as a corporation, Ares declared a dividend of $0.0933 per common share payable on April 30, 2018 to holders of record on April 16, 2018.
Preferred Distribution
Ares declared a distribution of $0.4375 per Series A Preferred Unit with a payment date of March 31, 2018 to preferred unitholders of record as of the close of business on March 15, 2018.
Recent Developments
Ares elected to change its tax classification from a partnership to a C-Corporation to be effective March 1, 2018. Investors will receive a final
Schedule K-1 for the period from January 1, 2018 through February 28, 2018.  Investors receiving dividends after March 1, 2018 will receive Form 1099-DIV reporting.

Additional Information
Ares issued two detailed presentations regarding its fourth quarter and full year 2017 results and its corporate status election, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentations are titled “Fourth Quarter and Full Year 2017 Earnings Presentation” and “Presentation on Corporate Status Election.”  We also filed our Fourth Quarter and Full Year 2017 Earnings Presentation and Presentation on Corporate Status Election on Form 8-K for the year ended December 31, 2017 with the U.S. Securities and Exchange Commission on February 15, 2018 and will file our Annual Report on Form 10-K for the year ended December 31, 2017 with the U.S. Securities and Exchange Commission on February 26, 2018. Copies of our filings with the SEC are available through our website at www.aresmgmt.com by selecting the SEC Filings sub-tab under the Investor Resources section, as well as on the SEC’s website at www.sec.gov. Unitholders can request a printed copy of the complete audited financial statements free of charge upon request to IRARES@aresmgmt.com or by written request addressed to Ares Management, L.P, Attn: Investor Relations, 245 Park Ave, 44th Floor New York, NY 10167.

Conference Call and Webcast Information
Ares will host a conference call on February 15, 2018 at 12:00 p.m. ET to discuss fourth quarter and full year 2017 results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 2006273 followed by the # sign and reference “Ares Management, L.P.” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through March 15, 2018 (Eastern Time) to domestic callers by dialing (877)

344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10116126. An archived replay will also be available through March 15, 2018 on a webcast link located on the Home page of the Investor Resources section of our website.
About Ares Management, L.P.
Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $106.4 billion of assets under management as of December 31, 2017 and more than 15 offices in the United States, Europe, Asia and Australia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.
Forward-Looking Statements
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Management, L.P. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.
Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Veronica Mendiola	Cameron Rudd
cdrake@aresmgmt.com	vmendiola@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597